Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER 2021 FINANCIAL RESULTS & INCREASES QUARTERLY CASH DISTRIBUTION

Quarterly Distribution Increased by 9% Compared to Prior Quarter

Chicago, IL - August 6, 2021 - OFS Capital Corporation (NASDAQ: OFS) ("OFS Capital," the "Company," "we," "us," or "our") today announced its financial results for the quarter ended June 30, 2021.
FINANCIAL HIGHLIGHTS
•Net investment income of $3.2 million, or $0.24 per share, an increase of approximately 26% compared to the net investment income of $2.5 million, or $0.19 per share, for the quarter ended March 31, 2021. We had approximately $564,000, or $0.04 per share, of duplicative interest costs in the first quarter of 2021 related to our bond refinancing.
•Net asset value ("NAV") per share increased to $13.42 at June 30, 2021 from $11.96 at March 31, 2021. During the three months ended June 30, 2021, our portfolio recognized net gains of $19.2 million.
•No new loans placed on non-accrual status in the quarter.
•At June 30, 2021, 95% and 66% of our loan portfolio and total portfolio, respectively, consisted of senior secured loans, based on fair value.
•As of June 30, 2021, 90% of our debt matures in 2024 and beyond and 63% of our outstanding debt is unsecured.
•On August 3, 2021, OFS Capital's Board of Directors declared a distribution of $0.24 per share for the third quarter of 2021, payable on September 30, 2021, to stockholders of record as of September 23, 2021.

"We had a strong quarter highlighted by a 12% increase in our net asset value," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "Our net investment income also increased from the prior quarter and for the fourth consecutive quarter, we increased our quarterly distribution. We believe there is an opportunity for us to continue to increase net investment income over time as we increase the pace of our originations and continue to benefit from lower borrowing costs as a result of our refinancing activity earlier this year."

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At June 30, 2021
Total assets	$522.4
Investment portfolio, at fair value	$484.0
Net assets	$180.0
Net asset value per share	$13.42
Weighted average yield on performing debt investments (1)	9.77%
Weighted average yield on total debt investments (2)	8.91%
Weighted average yield on total investments (3)	8.36%
(1)     The weighted average yield on our performing debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date, divided by (b) amortized cost of our debt and structured finance note investments, excluding debt investments in non-accrual status as of the balance sheet date.
(2)     The weighted average yield on our total debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus (ii) the annual effective yield on structured finance notes at the balance sheet date, divided by (b) amortized cost of our debt and structured finance note investments, including debt investments in non-accrual status as of the balance sheet date.
(3)     The weighted average yield on total investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date, plus the effective cash yield on our performing preferred equity investments, divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended
Operating Results	June 30, 2021	March 31, 2021
Total investment income	$11.4	$10.5
Net investment income	$3.2	$2.6
Net investment income per common share, basic and diluted	$0.24	$0.19
Net increase in net assets resulting from operations	$22.4	$4.2

	Quarter Ended
Portfolio Activity	June 30, 2021	March 31, 2021
Number of new portfolio company investments	13	18
Investments in new portfolio companies	$26.5	$36.2
Investments in existing portfolio companies	$18.0	$26.1
Investments in structured finance notes	$15.7	$6.2
Number of portfolio companies and structured finance notes at end of period	91	87

PORTFOLIO AND INVESTMENT ACTIVITIES
The total fair value of our investment portfolio was $484.0 million at June 30, 2021, which was equal to approximately 103% of amortized cost. As of June 30, 2021, the fair value of our debt investment portfolio totaled $334.9 million in 61 portfolio companies, of which 95% and 5% were senior secured loans and subordinated loans, respectively. As of June 30, 2021, we also held approximately $80.9 million in equity investments, at fair value, in 8 portfolio companies in which we also held debt investments, as well as fourteen portfolio companies in which we solely held an equity investment. As of June 30, 2021, our investment portfolio also included sixteen investments in structured finance notes with a fair value of $68.2 million. At June 30, 2021, we had unfunded commitments of $11.0 million to eight portfolio companies. As of June 30, 2021, floating rate loans as a percentage of fair value comprised 97% of our debt investment portfolio, with the remaining 3% in fixed rate loans.

RESULTS OF OPERATIONS
Income
Interest Income
During the three months ended June 30, 2021, recurring interest income and PIK interest income of $10.1 million increased $0.3 million compared to the three months ended March 31, 2021. Total interest income and PIK interest income of $10.6 million increased $0.5 million compared to the three months ended March 31, 2021.
Fee Income
Syndication fees and prepayment fees result from periodic transactions, rather than from holding portfolio investments, and are considered non-recurring. During the three months ended June 30, 2021, total fee income increased from $0.3 million to $0.6 million compared to March 31, 2021, primarily due to a $0.2 million increase in syndication fees.
Expenses
Interest expense
Interest expense for the three months ended June 30, 2021 decreased $0.3 million compared to the three months ended March 31, 2021, primarily due to the payment of interest during the three months ended March 31, 2021 on both the $125.0 million of unsecured notes in February and March 2021 and the $98.5 million of redeemed unsecured notes. After the 30-day notice period expired, we used a portion of the proceeds from the $125.0 million of unsecured notes to redeem $98.5 million of previously issued unsecured notes.
Management fee
Management fee expense for the three months ended June 30, 2021 remained stable compared to the prior quarter.
Incentive fee
Incentive fee expense for the three months ended June 30, 2021 increased $0.8 million compared to the prior quarter due to an increase in net interest margin.
Administration fee
Administration fee expense for the three months ended June 30, 2021 decreased $0.1 million compared to the prior quarter due to allocations related to year-end administrative services, including audit support during the first quarter of 2021.
Net Investment Income
Net investment income for the three months ended June 30, 2021 increased $0.7 million compared to the prior quarter primarily due to an increase in net interest margin.
Net Gain (Loss) on Investments
Our portfolio experienced net gains of $19.2 million in the second quarter of 2021 primarily as a result of performance improvements in our directly originated debt and equity investments. Net gains for the quarter include realized losses of $10.8 million primarily due to the sale of our subordinated debt investment in Community Intervention Services, LLC and the write-off of equity interests in My Alarm Center, LLC, which were substantially recognized as unrealized losses in prior fiscal years.
During the three months ended June 30, 2021 we recognized net gains of:
•$0.9 million on our senior debt investments.
•$3.5 million on our subordinated debt investments, primarily as a result of unrealized appreciation of $3.5 million on our investment in Eblens Holdings, Inc.

•$14.4 million on our common equity, warrants and other investments, primarily as a result of unrealized appreciation of $12.1 million on our investment in Pfanstiehl Holdings, Inc.
•$0.7 million on our Structured Finance Note investments.
LIQUIDITY AND CAPITAL RESOURCES
At June 30, 2021, we had $35.2 million in cash, which includes $15.7 million held by our wholly owned small business investment company, OFS SBIC I, LP ("SBIC I LP"). Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital as parent company. As of June 30, 2021, we had an unused commitment of $25.0 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $125.9 million under our BNP revolving credit facility, both subject to a borrowing base and other covenants. Based on fair values and equity capital at June 30, 2021, we could access available lines of credit for $129.0 million and remain in compliance with 1940 Act asset coverage requirement.
RECENT DEVELOPMENTS
We are continuing to closely monitor the impact of the COVID-19 pandemic on all aspects of our business, including how it impacts our portfolio companies, employees, due diligence and underwriting processes, and financial markets. The U.S. capital markets experienced extreme volatility and disruption following the outbreak of the COVID-19 pandemic, which appear to have subsided and returned to pre-COVID-19 levels. Nonetheless, certain economists and major investment banks have expressed concern that the continued spread of the virus globally could lead to a prolonged period of world-wide economic downturn.
On March 27, 2020, the U.S. government enacted the CARES Act, which contains provisions intended to mitigate the adverse economic effects of the coronavirus pandemic. On December 27, 2020, the U.S. government enacted the December 2020 COVID Relief Package. Additionally, on March 11, 2021, the U.S. government enacted the American Rescue Plan, which included additional funding to mitigate the adverse economic effects of the COVID-19 pandemic. It is uncertain whether, or to what extent, our portfolio companies will be able to benefit from the CARES Act, the December 2020 COVID Relief Package, the American Rescue Plan, or any other subsequent legislation intended to provide financial relief or assistance. As a result of this disruption and the pressures on their liquidity, certain of our portfolio companies have been, or may continue to be, incentivized to draw on most, if not all, of the unfunded portion of any revolving or delayed draw term loans made by us, subject to availability under the terms of such loans.
The extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected time frame, will depend to a large extent on future developments regarding the duration and severity of the coronavirus, effectiveness of vaccination deployment and the actions taken by governments (including stimulus measures or the lack thereof) and their citizens to contain the coronavirus or treat its impact, all of which are beyond our control. An extended period of global supply chain and economic disruption could materially affect our business, results of operations, access to sources of liquidity and financial condition. Given the fluidity of the situation, we cannot estimate the long-term impact of COVID-19 on our business, future results of operations, financial position, or cash flows at this time.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, August 6, 2021, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 20, 2021 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10159201.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the second quarter ended June 30, 2021, which we expect to file with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $373,780 and $363,628, respectively)	$358,471	$328,665
Affiliate investments (amortized cost of $83,740 and $86,484, respectively)	113,493	102,846
Control investment (amortized cost of $11,057 and $10,911, respectively)	12,062	10,812
Total investments at fair value (amortized cost of $468,577 and $461,023, respectively)	484,026	442,323
Cash	35,159	37,708
Interest receivable	1,051	1,298
Prepaid expenses and other assets	2,204	2,484
Total assets	$522,440	$483,813

Liabilities
Revolving lines of credit	$24,050	$32,050
SBA debentures (net of deferred debt issuance costs of $865 and $1,088, respectively)	94,640	104,182
Unsecured notes (net of deferred debt issuance costs of $5,607 and $4,897 respectively)	198,718	172,953
Interest payable	4,088	3,176
Payable to adviser and affiliates	3,352	3,252
Payable for investments purchased	16,363	8,411
Accrued professional fees	597	495
Other liabilities	639	338
Total liabilities	342,447	324,857

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,415,235 and 13,409,559 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	134	134
Paid-in capital in excess of par	187,179	187,124
Total distributable earnings (losses)	(7,320)	(28,302)
Total net assets	179,993	158,956

Total liabilities and net assets	$522,440	$483,813

Number of shares outstanding	13,415,235	13,409,559
Net asset value per share	$13.42	$11.85

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Investment income
Interest income:
Non-control/non-affiliate investments	$9,089	$8,233	$17,616	$17,305
Affiliate investments	911	1,692	1,815	4,086
Control investment	221	209	490	405
Total interest income	10,221	10,134	19,921	21,796
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	275	264	593	525
Affiliate investments	80	191	151	460
Control investment	101	102	199	187
Total payment-in-kind interest and dividend income	456	557	943	1,172
Dividend income:
Affiliate investments	—	—	—	100
Control investment	136	—	136	—
Total dividend income	136	—	136	100
Fee income:
Non-control/non-affiliate investments	603	279	870	764
Affiliate investments	—	8	37	13
Control investment	—	3	—	6
Total fee income	603	290	907	783
Total investment income	11,416	10,981	21,907	23,851
Expenses
Interest expense	4,241	4,931	9,066	9,853
Management fee	1,876	1,869	3,710	3,888
Incentive fee	809	215	809	1,098
Professional fees	489	460	876	1,108
Administration fee	439	500	1,007	1,020
Other expenses	327	399	654	746
Total expenses before incentive fee waiver	8,181	8,374	16,122	17,713
Incentive fee waiver	—	—	—	(441)
Total expenses, net of incentive fee waiver	8,181	8,374	16,122	17,272
Net investment income	3,235	2,607	5,785	6,579
Net realized and unrealized gain (loss) on investments
Net realized loss on non-control/non-affiliate investments	(10,841)	(1,040)	(10,750)	(10,013)
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments, net of taxes	17,866	6,808	19,384	(15,614)
Net unrealized appreciation (depreciation) on affiliate investments	11,465	(880)	13,391	(3,804)
Net unrealized appreciation (depreciation) on control investment	716	163	1,104	(1,501)
Net gain (loss) on investments	19,206	5,051	23,129	(30,932)
Loss on extinguishment of debt	—	—	(2,299)	(149)
Net increase (decrease) in net assets resulting from operations	$22,441	$7,658	$26,615	$(24,502)

Net investment income per common share – basic and diluted	$0.24	$0.19	$0.43	$0.49
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$1.67	$0.57	$1.98	$(1.83)
Distributions declared per common share	$0.22	$0.17	$0.42	$0.51
Basic and diluted weighted average shares outstanding	13,411,998	13,392,608	13,410,524	13,384,808

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19401, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that net investment income can grow over time as a result of increased origination pacing and reduced borrowing costs, when there can be no assurance that either will occur; the effect of the COVID-19 pandemic on the Company's business, financial condition, results of operations and cash flows and those of its portfolio companies, including the Company's and its portfolio companies' ability to achieve their respective objectives; the effect of the disruptions caused by the COVID-19 pandemic on the Company's ability to continue to effectively manage its business and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in "Part II, Item 1A. Risk Factors" in our Quarterly Report in Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

1   Registration does not imply a certain level of skill or training